                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Equity Investor Fund, Select Ten Portfolio 1999 International Series 1, United Kingdom Portfolio, Defined Asset Funds:

We consent to the use in this Registration Statement No. 333-71767 of our report dated March 5, 1999, relating to the Statement of Condition of Equity Investor Fund, Select Ten Portfolio 1999 International Series 1, United Kingdom Portfolio, Defined Asset Funds and to the reference to us under the heading
'How The Fund Works--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
March 5, 1999